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                                                            EXHIBIT 99.22(d)(16)

              AMENDMENT NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT

This Second Amendment ("Amendment") to the Investment Advisory Agreement (defined below), is effective as of December 31, 2004, by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), T. Rowe Price Associates, Inc. ("Adviser"), and The Vantagepoint Funds, a Delaware business trust (the "Funds").

      WHEREAS, the Client and Adviser entered into the Investment Advisory Agreement dated July 28, 1999 (the "Agreement") for the management of the Vantagepoint Equity Income Fund (the "Fund");

      WHEREAS, the Funds, on behalf of the Fund, is a party to certain designated Sections of the Agreement, as set forth in the Agreement;

      WHEREAS, the Client, Sub-Adviser and Funds previously amended the Agreement effective as of December 10, 2001; and

      WHEREAS, the Client, Adviser and the Funds desire to amend the Agreement as set forth below.

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

      1.    Section 12. LIABILITY, is hereby amended and restated as follows:

                  In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, Adviser shall not be liable to Client or the Fund for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Adviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or the Fund may have under federal or state securities laws.

      2. All other provisions of the Agreement remain in full force and effect.

      3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

      4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON December 31,
2004.

         THE VANTAGEPOINT FUNDS

         By: /s/ Paul Gallagher
             ------------------------------------

         Title: Paul Gallagher, Secretary

         VANTAGEPOINT INVESTMENT ADVISERS, LLC

         By: /s/ Paul Gallagher
             ------------------------------------

         Title: Paul Gallagher, Secretary

         T. ROWE PRICE ASSOCIATES, INC.

         By: /s/ Darrell N. Braman
             ------------------------------------

         Title: Darrell N. Braman, Vice President